Exhibit 10.1

ADVISORY AND FINDER AGREEMENT

ADVISORY AND FINDER AGREEMENT dated as of March 31, 2021 (together with Attachment 1 and Annex I hereto and made a part hereof, all of which taken together constitute this “Agreement”) by and between Wave Sync Corp. (the “Company”) and Joseph Stone Capital, LLC (the “Advisor” or “JSC”).

WHEREAS, the Advisor has indicated that it will advise the company with respect to capital market transactions, and may assist the Company identify one or more investors, business and/or financing opportunities (each a “Target”) wherein the Company may take advantage of such opportunities by the sale of stock or adding debt or any hybrid thereof, or any similar transaction or combination thereof (each a “Securities Transaction” or “Transaction”)

WHEREAS, this Advisor, other than to provide corporate finance and capital market advice, is not obligated to undertake any duties, due diligence or investigate or negotiate on behalf of the Company or to obtain or assemble any information or to render any analytical support or inputs or to spend any minimum amount of time in providing any services pursuant to this Advisor’s Agreement; and

WHEREAS, this Advisor’s Agreement shall not be construed as a firm commitment by the Advisor to identify any Target(s) or any assurance that Advisor will identify any Targets to the Company: and

WHEREAS, the Company is willing to compensate the Advisor for introducing such Target(s), as provided for herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the Advisor and the Company hereby agree as follows:

1.	Services. The Advisor will advise the Company on corporate finance matters related to Company’s capital market activities. At the request of the Company, Advisor may attempt to identify Targets. The Advisor does not guarantee or warrant the accuracy or completeness of information, if any, provided to the Company by a Target or by the Advisor concerning a Target. The Advisor will assist the Company to conduct diligence on the targets identified by the Company following applicable laws, regulations, and internal policies and procedures. The Company is encouraged to perform its own due diligence and analyses concerning any Target(s). The decision to consummate a Transaction with a Target as well as the aggregate consideration amount and structure shall be determined by the Company in its sole and absolute discretion.

2.	Compensation. At the closing of each offering (each, a “Closing”), the Company shall compensate Joseph Stone Capital LLC as follows:

a.	Finder’s Fee.

With regards to any investor(s) introduced to the Company directly or indirectly by the Advisor, the Advisor shall be paid a cash fee equal to ten percent (10%) of the gross proceeds raised by the Company from any such investor at Closing.

b.	Financial Advisory Fee. Within two (2) business days after signing the Agreement, the Company shall pay JSC an initial advisory fee equal to $12,500, plus $5,000 in non-accountable expenses. In addition, the Company shall pay JSC another $9,500 advisory fee, $3,000 escrow expense, plus $5,000 in non-accountable expenses due upon Closing of the initial transaction with investors identified by the Company. In the event the Company requests, and the Advisor agrees, to perform additional services outside the scope of this engagement, the parties agree to negotiate in good faith any additional fees and expenses in advance of performing such services. Any additional services, fees and expenses shall be agreed to in writing, including via email, prior to Advisor performing such services.

c.	Expenses. The Company agrees to reimburse JSC, promptly when invoiced, for all its accountable, reasonable, out-of-pocket expenses (including, but not limited to, travel, communication expenses, reasonable fees and expenses of its legal counsel) in connection with the performance of its services (the “Accountable Expenses”), regardless of whether a Transaction occurs. The accountable expenses require Company’s prior approval. Upon the earlier of the termination of this letter agreement or completion of a Transaction, the Company agrees to pay via wire transfer with wire transfer information provided, and within ten (10) calendar days any unreimbursed expenses that have accrued as of such date.

3.	Termination. This Agreement shall continue in effect for a period of three (3) months from the date of this Agreement and may be terminated upon thirty (30) days written notice of either party to after the three (3) months. Should the Company effectuate a Transaction as defined in this Agreement with any of the Target(s) identified by Advisor in a period of an eighteen (18) month after termination of Agreement, Advisor will be due the Full Finder Fee set forth in Section 2(a).

4.	Non-Circumvent. The Company hereby irrevocably agrees not to circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Agreement and the Advisor through any transaction, transfer, pledge, agreement, recapitalization, loan, lease, assignment, or otherwise. The Company (including affiliates of such parties) agrees that it will not attempt, directly or indirectly, to contact parties introduced to the Company by the Advisor on matters described in this Agreement or contact or negotiate with any confidential source provided by the Advisor, except through the Advisor or with the expressed written consent of the Advisor as to each such contact.

The Company and any of its Board of Directors, Officers, Employees or agents shall not contact, deal with, or otherwise become involved in any transaction with any corporation, partnership, individual, banks, trust or lending institutions introduced by or through the Advisor without the permission of the Advisor. Any violation of this provision shall be deemed an attempt to circumvent this provision, and the Company shall be liable for damages in favor of the circumvented party.

5.	Independent Contractor. The Advisor is an independent contractor, and nothing herein shall create any partnership joint venture or employer-employee relationship. The Advisor shall not have the right or authority to legally bind the Company and the Advisor shall not represent to any third party that the Advisor can legally bind or otherwise obligate the Company.

6.	Right of First Refusal. If within the 18-month period following consummation of a Transaction, the Company or any of its subsidiaries (a) decides to finance or refinance any indebtedness using a manager or agent, Advisor (or any affiliate designated by Advisor) shall have the right of first refusal to act as lead manager, lead placement agent or lead agent with respect to such financing or refinancing; or (b) decides to raise funds by means of a public offering or a private placement of equity or debt securities using an underwriter or placement agent, Advisor (or any affiliate designated by Advisor) shall have the right of first refusal to act as underwriter or placement agent for such financing, including lead underwriter or placement agent. If Advisor or one of its affiliates decides to accept any such engagement, the agreement governing such engagement will contain, among other things, provisions for customary fees for transactions of similar size and nature and the provisions of this Agreement, including indemnification, which are appropriate to such a transaction.

7.	Disclosure. Any financial or other advice, descriptive memoranda or other documentation provided by the Advisor pursuant to this Agreement may not be disclosed publicly or to any third party in any manner without the prior written approval of the Advisor. All non-public information given to the Advisor by the Company or by a Target or the Advisor to the Company will be considered as confidential information and shall be maintained as such by the Advisor and by the Company, respectively, until the same becomes known to third parties or the public without release thereof by the Advisor or the Company, respectively.

The Advisor may advertise the conclusion of any Transaction in the financial press. The Company shall provide to the Advisor full, complete and accurate information regarding the Company’s business, prospects, financial information, etc. shall be solely responsible for the accuracy and completeness of all disclosures regarding the Company and shall promptly advise the Advisor of any material changes in any information previously provided to the Advisor or distributed to prospective Targets.

8.	Indemnity. The Company in connection with this Agreement hereby indemnifies the Advisor and its employees, officers, directors, representatives and agents from any pending or threatened claim, or any litigation, proceeding or other action in connection with or arising out of or relating to the engagement of the Advisor under this Agreement, provided that such indemnity shall not apply with respect to any conduct of Advisor that constitutes a material breach of its obligations under this Agreement.

9.	Advisor’s Representation and Warranties. The Advisor hereby represents and warrants that it is a broker-dealer registered under the United States Securities Exchange Act of 1934, as amended and regulations thereunder, as well as applicable state securities laws and regulations. The Advisor further represents and warrants that its activities in connection with this Agreement are in accordance with and in compliance with such laws and regulations.

10.	Entire Agreement, etc. This Advisor’s Agreement may not be amended, supplemented or modified, not can any of its provisions be waived, except by a writing signed by the Company and the Advisor. The Advisor may not assign this Advisor’s Agreement or delegate any of its duties hereunder without prior written consent of the Company.

11.	Governing Law. This Advisor’s Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law provisions. The parties agree to submit to the jurisdiction of any court of the State of New York or any federal court sitting in the New York County, New York for the purposes of any suit, action or other proceeding arising out of the Agreement. Each party hereby waives, and the Company agrees not to assert in any such suit, action or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that: (a) the Company is not personally subject to the jurisdiction of any such court; (b) it is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in the aid of execution, execution or otherwise) with respect to it or its property; (c) any such suit, action or proceeding is brought in an inconvenient forum; (d) the venue of any such suit, action or proceeding is improper; or (e) this Agreement may not be enforced in or by any such court. This Agreement shall not be interpreted or construed with any presumption against the party which caused this Advisor’s Agreement to be drafted.

12.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written. If Company finds the foregoing is in accordance with its understanding with Joseph Stone Capital LLC, kindly sign and return to Joseph Stone Capital LLC a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between Company and Joseph Stone Capital LLC. Joseph Stone Capital LLC will remain committed to entering into this agreement provided it is executed by you on or before March 31th, 2021.

Very truly yours,

Joseph Stone Capital LLC

By:	/s/ Damian Maggio
Name:	Damian Maggio
Title:	ceo

Accepted and Agreed:

Wave Sync Corp.

By:	/s/ Jiang hui
CEO: Jiang hui

ATTACHMENT 1

AUTHORIZATION OF PAYMENT

I, [Jiang Hui ] , on behalf of Wave Sync Corp., authorize the lender/investor to pay Joseph Stone Capital LLC directly from escrow, at closing, for any funding as instructed in section 2 of this engagement letter dated March 31th 2021. This authorization is to remain in full force and in effect unless written authorization by Joseph Stone Capital LLC is provided to the lender/investor to revoke this agreement. Please wire the funds to the wire instruction provided below.

AGREED TO BY Wave Sync Corp. ; this the 31 Day of March 2021.

By:	/s/ Jiang Hui
CEO: Jiang Hui

ANNEX I

“Bad Actor” Disqualification

Rules 506(d)(1) and (2) of the Securities Act of 1933

(1) No exemption under this section shall be available for a sale of securities if the issuer; any predecessor of the issuer; any affiliated issuer; any director, executive officer, other officer participating in the Placement, general partner or managing member of the issuer; any beneficial owner of 20% or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power; any promoter connected with the issuer in any capacity at the time of such sale; any investment manager of an issuer that is a pooled investment fund; any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of securities; any general partner or managing member of any such investment manager or solicitor; or any director, executive officer or other officer participating in the Placement of any such investment manager or solicitor or general partner or managing member of such investment manager or solicitor:

(i) Has been convicted, within ten years before such sale (or five years, in the case of issuers, their predecessors and affiliated issuers), of any felony or misdemeanor:

(A)	In connection with the purchase or sale of any security;

(B)	Involving the making of any false filing with the Commission; or

(C)	Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities;

(ii) Is subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before such sale, that, at the time of such sale, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:

(A)	In connection with the purchase or sale of any security;

(B)	Involving the making of any false filing with the Commission; or

(C)	Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities;

(iii) Is subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

(A)	At the time of such sale, bars the person from:

(1)	Association with an entity regulated by such commission, authority, agency, or officer;

(2)	Engaging in the business of securities, insurance or banking; or

(3)	Engaging in savings association or credit union activities; or

(B)	Constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct entered within ten years before such sale;

(iv) Is subject to an order of the Commission entered pursuant to section 15(b) or 15B(c) of the Securities Exchange Act of 1934 (15 U.S.C. 78 o (b) or 78 o -4(c)) or section 203(e) or (f) of the Investment Advisers Act of 1940 (15 U.S.C. 80b-3(e) or (f)) that, at the time of such sale:

(A)	Suspends or revokes such person's registration as a broker, dealer, municipal securities dealer or investment adviser;

(B)	Places limitations on the activities, functions or operations of such person; or

(C)	Bars such person from being associated with any entity or from participating in the Offering of any penny stock;

(v) Is subject to any order of the Commission entered within five years before such sale that, at the time of such sale, orders the person to cease and desist from committing or causing a violation or future violation of:

(A)	Any scienter-based anti-fraud provision of the federal securities laws, including without limitation section 17(a)(1) of the Securities Act of 1933 (15 U.S.C. 77q(a)(1)), section 10(b) of the Securities Exchange Act of 1934 (15 U.S.C. 78j(b)) and 17 CFR 240.10b-5, section 15(c)(1) of the Securities Exchange Act of 1934 (15 U.S.C. 78 o (c)(1)) and section 206(1) of the Investment Advisers Act of 1940 (15 U.S.C. 80b-6(1)), or any other rule or regulation thereunder; or

(B)	Section 5 of the Securities Act of 1933 (15 U.S.C. 77e).

(vi) Is suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade;

(vii) Has filed (as a registrant or issuer), or was or was named as an underwriter in, any registration statement or Regulation A offering statement filed with the Commission that, within five years before such sale, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is, at the time of such sale, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued; or

(viii) Is subject to a United States Postal Service false representation order entered within five years before such sale, or is, at the time of such sale, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations.

(2) Paragraph (1) of this section shall not apply:

(i) With respect to any conviction, order, judgment, decree, suspension, expulsion or bar that occurred or was issued before September 23, 2013;

(ii) Upon a showing of good cause and without prejudice to any other action by the Commission, if the Commission determines that it is not necessary under the circumstances that an exemption be denied;

(iii) If, before the relevant sale, the court or regulatory authority that entered the relevant order, judgment or decree advises in writing (whether contained in the relevant judgment, order or decree or separately to the Commission or its staff) that disqualification under paragraph (1) of this section should not arise as a consequence of such order, judgment or decree; or

(iv) If the issuer establishes that it did not know and, in the exercise of reasonable care, could not have known that a disqualification existed under paragraph (1) of this section.

(3) For purposes of paragraph (1) of this section, events relating to any affiliated issuer that occurred before the affiliation arose will be not considered disqualifying if the affiliated entity is not:

(i) In control of the issuer; or

(ii) Under common control with the issuer by a third party that was in control of the affiliated entity at the time of such events.